Exhibit 99.1
Motorola’s Board of Directors Adopts Majority Vote Standard for the Election of Directors
SCHAUMBURG, IL. — February 28, 2006 — The Board of Directors of Motorola, Inc. (NYSE: MOT) has further enhanced the company’s corporate governance policies by amending its bylaws and board governance guidelines to adopt a majority vote standard for non-contested director elections. The Board’s actions are part of Motorola’s ongoing review of corporate governance best practices and reflect the Board’s commitment to addressing stockholder concerns.
Under the new majority vote standard, the number of shares voted “for” a director must exceed the number of votes cast “against” that director in order for that director to be elected to the Board. This standard replaces the company’s prior plurality standard, except in contested elections (i.e., elections where there are more nominees than directors to be elected). In contested elections, the plurality standard will continue to apply.
Motorola is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, the Board also adopted a corresponding director resignation policy in the company’s bylaws and board governance guidelines. Under this policy, if the votes cast “for” an incumbent director nominee do not exceed the votes cast “against” that director, such incumbent director shall promptly tender his or her resignation to the Chairman of the Board. The Governance and Nominating Committee will review the circumstances surrounding the “against” vote and promptly recommend to the Board whether to accept or reject the tendered resignation. The Board will disclose its decision, and the rationale behind it, within 90 days following certification of the stockholder vote.
The new majority vote standard is effective immediately and will be implemented at Motorola’s upcoming annual meeting of stockholders on May 1, 2006.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.8 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com
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